Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Wayne Bancorp, Inc. and subsidiaries

Wooster, Ohio

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the Wayne Bancorp Stock Option Plan, of our report dated January 29, 2003 relating to the consolidated balance sheets of Wayne Bancorp Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2002.

/s/ CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Columbus, Ohio

July 30, 2003